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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permited by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
PROTECTIVE LIFE CORPORATION
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number; or the form or schedule and the date of its filing.
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	(3)	Filing Party:
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Protective Life Corporation
Post Office Box 2606 Birmingham, Alabama 35202 205-268-1000

 March 26, 2004

 Dear Share Owners:

        It is my pleasure to invite you to Protective's annual meeting of share owners. We will hold the meeting on Monday, May 3, 2004 at 10:00 a.m., Central Time, at our home office in Birmingham, Alabama. At this meeting, we will consider the matters described in the proxy statement and review the major developments since our last share owners' meeting.

        This booklet includes the notice of annual meeting and our proxy statement. The proxy statement describes the business that we will conduct at the meeting and provides information about Protective. The Company's 2003 Annual Report to Share Owners is also enclosed.

        Your vote is important to us, no matter how many shares you own. You may vote over the Internet, by telephone or by using a traditional proxy card. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted your proxy.

        We look forward to your participation.

                Sincerely yours,

                John D. Johns
                Chairman of the Board, President and
                Chief Executive Officer

NOTICE OF 2004 ANNUAL MEETING OF SHARE OWNERS

Date:	Monday, May 3, 2004
Time:	10:00 a.m. Central Time
Place:	Protective Life Corporation 2801 Highway 280 South Birmingham, Alabama 35223

 Dear Share Owners:

        At the annual meeting, we will ask you to:

  -
  Elect 11 Directors

  -
  Approve the Company's Stock Plan for Non-Employee Directors

  -
  Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants

  -
  Transact any other business that may be properly presented at the meeting.

        You may vote at the annual meeting if you were a share owner of record at the close of business on March 5, 2004.

        The annual meeting may be postponed by an announcement at the meeting, and reconvened at a later time. Any business for which this notice is given may be transacted at the subsequent meeting.

        BY ORDER OF THE BOARD OF DIRECTORS

        Deborah J. Long, Secretary

 March 26, 2004

TABLE OF CONTENTS

 Letter from the Chairman, President and Chief Executive Officer

 Notice of 2004 Annual Meeting of Share Owners

PROXY STATEMENT

        The Board of Directors is soliciting proxies to be used at our annual meeting of share owners. The annual meeting will be held on Monday, May 3, 2004, beginning at 10:00 a.m., Central Time, at our home office at 2801 Highway 280 South, Birmingham, Alabama. This proxy statement and the enclosed form of proxy are being mailed to share owners beginning on or about March 26, 2004.

        "We", "our", "Protective" and "the Company" each refers to Protective Life Corporation.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

        What is a proxy?

        A proxy is another person whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy or a proxy card.

        What is a proxy statement?

        A proxy statement is a document that the Securities and Exchange Commission (the "SEC") requires us to give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.

        What is the purpose of the annual meeting?

        At our annual meeting, share owners will act upon the proposals outlined in the notice of meeting, including the election of directors, approval of the Stock Plan for Non-Employee Directors, and ratification of the appointment of the Company's independent accountants. Also, management will report on Protective's performance during the last fiscal year and respond to questions from share owners.

        What is the record date and what does it mean?

        The record date for the annual meeting is March 5, 2004. The record date is established by the Board of Directors. Holders of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting.

        How many shares are entitled to vote at the annual meeting?

        On March 5, 2004, 69,291,140 shares of common stock were outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on each proposal.

        What happens if the meeting is postponed or adjourned?

        The meeting may be postponed or adjourned by an announcement at the meeting. If this happens, the proxies may vote your shares at the subsequent meeting as well, unless you have revoked your voting instructions.

        What constitutes a quorum at the meeting?

        A majority of the outstanding shares of common stock, represented at the meeting in person or by proxy, will constitute a quorum for transacting business.

        What is the difference between a share owner of record and a "street name" holder?

        If your shares are registered directly in your name with The Bank of New York, the Company's stock transfer agent, you are considered the share owner of record of those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in "street name."

        How do I vote my shares?

        If you are a share owner of record, you can give a proxy to be voted at the meeting either:

  -
  over the telephone by calling a toll-free number;

  -
  electronically, using the Internet; or

  -
  by mailing in the enclosed proxy card.

        The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a share owner of record and you would like to vote by telephone or by using the Internet, please refer to the instructions on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, your shares will be voted as you direct.

        If you hold your shares in street name, your broker or nominee will vote your shares as you direct. You must give your voting instructions in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

        What does it mean if I get more than one proxy card?

        If you get more than one proxy card, it means that your shares are registered differently and are in more than one account. Please sign and return all proxy cards to be sure that all of your shares are voted.

        Can I vote my shares in person at the meeting?

        Yes. If you are a share owner of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, if you are a street name holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

        Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

        What are my choices when voting?

        In the election of directors, you may vote for all nominees, or you may vote for some nominees and against others. The proposal related to the election of directors is described in this proxy statement beginning at page 4.

        For each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. These proposals are described in this proxy statement beginning at page 22.

        What are the Board's recommendations?

        The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR approving the Stock Plan for Non-Employee Directors (Proposal 2), and FOR ratifying the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants (Proposal 3).

        What if I do not specify how I want my shares voted?

        If you sign and return your proxy card but do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, they will be voted FOR all of the nominees for director (Proposal 1), FOR approving the Stock Plan for Non-Employee Directors (Proposal 2), and FOR ratifying the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants (Proposal 3).

        Can I change my vote?

        Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

  -
  by submitting written notice of revocation to the Secretary of the Company;

  -
  by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

  -
  by voting in person at the meeting.

        What percentage of the vote is required for a proposal to be approved?

        A majority of the votes that could be cast by share owners who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal.

        The total number of votes that could be cast at the meeting is the number of votes actually cast plus the abstentions. Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists, and have the effect of a vote "against" any proposal as to which they are specified.

        What are "broker non-votes", and how are they counted?

        If you hold your shares in street name, your broker or nominee can generally vote only in accordance with your instructions. However, if it has not received your voting instructions within ten days before the meeting, it can vote on any proposal that is considered "routine" by the New York Stock Exchange. If the broker or nominee cannot vote on a proposal because it is not routine, there is a "broker non-vote" on that proposal. Broker non-votes are counted for quorum purposes, but do not count as votes for or against the proposal.

        We expect that the New York Stock Exchange will consider Proposal 1 (election of directors) and Proposal 3 (ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants) to be routine proposals, and that it will consider Proposal 2 (approval of the Stock Plan for Non-Employee Directors) to be non-routine.

        Are there any other matters to be acted upon at the annual meeting?

        We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, an item of business can be brought to a vote at the meeting only if it is specified in the meeting notice, or brought before the meeting by the Board of Directors or by a share owner who has met the notice requirements in the By-Laws. We have not received any such notice from a share owner.

        If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

        Will the Board of Directors attend the annual meeting?

        Our policy calls for the directors to attend the annual meeting. Last year, ten of the directors (constituting the entire Board) attended the annual meeting.

        Who pays for this proxy solicitation?

        We pay the costs of soliciting proxies. We retain ADP Investor Communication Services to send proxy materials to share owners of record and to street name holders. Some of our employees may also help solicit proxies from time to time. They do not receive any extra or special pay for doing this.

PROPOSAL 1: ELECTION OF DIRECTORS

        The entire Board of Directors, which on May 3, 2004 will consist of eleven members, will be elected at the annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected. Susan Molinari, who is currently a director of the Company, has decided not to stand for re-election to the Board of Directors.

        Each of the nominees for director is now a member of the Board of Directors. Each nominee has been previously elected by the share owners, except for Thomas L. Hamby, Vanessa Leonard and William A. Terry, each of whom was recommended by a non-employee director and by the Corporate Governance and Nominating Committee and, on March 1, 2004 (Ms. Leonard and Mr. Terry) and March 8, 2004 (Mr. Hamby) elected to the Board by the Board of Directors. Each of the directors attended at least 75% of the combined Board of Director and committee meetings held during the period served by that director in 2003, except for Ms. Molinari.

        Your shares will be voted as specified on your proxy. If you do not specify how you want your shares voted when you provide your proxy, they will be voted FOR the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, your shares will be voted for that other person. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-Laws.

        The nominees for director provided the following information about themselves as of the date of this proxy statement:

			Company Director Since
Name	Age	Principal Occupation and Directorships
John J. McMahon, Jr.	61	Chairman of Ligon Industries, LLC (manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders). Chairman of the Executive Committee of McWane, Inc. (pipe and valve manufacturing) and, formerly, its Chairman of the Board and its President; Director, Alabama National BanCorporation, National Bank of Commerce of Birmingham, John H. Harland Company, and ProAssurance Corporation.	1987
James S. M. French	64	Chairman of the Board and Chief Executive Officer of Dunn Investment Company (materials, construction, and investment holding company) and, formerly, its Chairman of the Board, President and Chief Executive Officer; Director, Energen Corporation, Regions Financial Corporation, and Hilb, Rogal and Hamilton Company.	1996
John D. Johns	52	Chairman of the Board, President and Chief Executive Officer of the Company and, formerly, its President and Chief Operating Officer; Director, National Bank of Commerce of Birmingham, Alabama National BanCorporation, John H. Harland Company, Genuine Parts Company and Alabama Power Company. (a)	1997
Donald M. James	55	Chairman of the Board and Chief Executive Officer of Vulcan Materials Company (construction materials and chemicals) and, formerly, its President and Chief Executive Officer; Director, Vulcan Materials Company, SouthTrust Corporation and Southern Company.	1997

J. Gary Cooper	67	Chairman of the Board, Chief Executive Officer and co-founder of Commonwealth National Bank (banking and financial services); formerly, U.S. Ambassador to Jamaica (1994-1997); formerly, Senior Vice President, Volkert and Associates (engineering and architectural services) and formerly, its Vice President; Director, GenCorp Inc., United States Steel LLC and PNC Financial Services Group.	1999
H. Corbin Day	66	Chairman of the Executive Committee of Jemison Investment Co., Inc. (diversified holding company and venture capital investment firm); Director, Hughes Supply, Inc. and European Investors Holding, Inc.	2000
W. Michael Warren, Jr.	56	Chairman of the Board, President and Chief Executive Officer of Energen Corporation (diversified energy holding company) and Chairman and Chief Executive Officer of Alabama Gas Corporation and of Energen Resources, Inc.; formerly, President and Chief Executive Officer of Energen Corporation; Director, Energen Corporation and AmSouth Bank of Birmingham.	2001
Malcolm Portera	58	Chancellor of the University of Alabama System; formerly, President of Mississippi State University and Vice Chancellor Emeritus of the University of Alabama System; Director, Alabama Power Company, Mississippi Power Company, Furniture Brands International, Inc. and UAB Health System.	2003
Thomas L. Hamby	54	President, Alabama BellSouth Corporation (telecommunications); formerly Vice President, Regulatory of Alabama BellSouth Corporation.	2004
Vanessa Leonard	43	Principal of Leonard Mitchell Consulting (cost accounting consulting service) and Vanessa Leonard, Attorney at Law (provider of legal services); formerly Manager KPMG, Higher Education Consulting; Trustee, University of Alabama System.	2004
William A. Terry	46	Founder and Principal of Highland Associates, Inc. (SEC registered investment advisor) and Founder, Chairman of the Board and President of Highland Information Services, Inc. (a registered broker-dealer).	2004

(a)	also a director and/or officer of each principal Company subsidiary.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL 11 NOMINEES FOR DIRECTOR.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors.  The Board of Directors oversees the business and affairs of Protective and monitors the performance of the Company's management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through reports from and discussions with the Chief Executive Officer and other key executives and, as necessary, the Company's outside advisors. There were seven meetings of the Board of Directors in 2003.

        The Board of Directors reviews the independence of the directors at least annually. In making independence determinations, the Board takes into account the criteria for director independence established by the listing standards of the New York Stock Exchange, the laws and regulations that govern Protective, and the Company's Corporate Governance Guidelines.

        The Committees of the Board.  To assist in carrying out its duties and responsibilities, the Board of Directors has an Audit Committee, Compensation and Management Succession Committee, Corporate Governance and Nominating Committee, and Finance and Investments Committee. Only independent directors serve on the Audit, Compensation and Management Succession, and Corporate Governance and Nominating Committees. Each Committee has a formal written charter, which is available at the Company's website (www.protective.com), and reports its actions and recommendations to the Board of Directors.

AUDIT COMMITTEE
Members:	James S. M. French, Chairman J. Gary Cooper H. Corbin Day Donald M. James
Meetings in 2003:	4
Functions:
Responsible for overseeing the Company's financial reporting and control processes on behalf of the Board, including assistance in oversight of the integrity of the Company's financial statements, its compliance with legal requirements, the independence, qualifications and performance of the independent accountants, and the performance of the Company's internal audit function.

Reviews internal controls, systems and procedures, accounting policies, and other matters affecting the Company's financial condition.

Reviews with management and the independent accountants the Company's annual and quarterly financial statements and financial footnotes. Reviews earnings and earnings press releases with management and the independent accountants prior to publication.

Appoints, evaluates and (if appropriate) terminates the independent accountants, approves all audit engagement fees and terms, and pre-approves all non-audit services.

Reviews with the independent accountants their audit procedures, management letters, and other significant aspects of the audit made by the independent accountants.

The Audit Committee charter is included as an appendix to this proxy statement. The Audit Committee has concluded that during 2003 it satisfied its responsibilities under its charter regarding the Company's controls, internal audit functions and independent accountants. The report of the Audit Committee appears on page 25.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE
Members:	H. Corbin Day, Chairman Donald M. James W. Michael Warren, Jr.
Meetings in 2003:	4
Functions:
Reviews and approves the Company's base salary, annual bonus, and incentive compensation practices with respect to officers and key employees of the Company and its subsidiaries.

Administers annual cash bonus and long-term stock-based incentive programs under the Company's Annual Incentive Plan and Long-Term Incentive Plan.

Responsible for recommending to the Board of Directors a successor to the Chief Executive Officer whenever the need to name a successor arises.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members:	John J. McMahon, Jr., Chairman J. Gary Cooper Susan Molinari Malcolm Portera
Meetings in 2003:	4
Functions:
Charged with the broad responsibility of reviewing and advising the Board of Directors on the functions and procedures of the Board of Directors and its Committees, the compensation of the directors for service on the Board of Directors and its Committees, and the selection and tenure of directors.
FINANCE AND INVESTMENTS COMMITTEE
Members:
J. Gary Cooper
H. Corbin Day
James S. M. French
Thomas L. Hamby
John D. Johns
Donald M. James
Vanessa Leonard
John J. McMahon, Jr.
Susan Molinari
Malcolm Portera
William A. Terry
W. Michael Warren, Jr.
Meetings in 2003:	4
Functions:
Reviews and acts upon financial and investment matters, including borrowing and lending transactions entered into by the Company and its subsidiaries.

Establishes policies and guidelines for investment of the Company's assets, reviews the investment and disposition of Company funds, and reviews the risks inherent in the Company's business and its strategy for understanding and minimizing the consequences of those risks.

DIRECTORS' COMPENSATION

        Directors' Fees.  Directors' fees are paid only to directors who are not Protective employees. We feel that it is in your best interest, and the best interest of the Company, for director compensation to be tied to your interests as share owners. Therefore, a significant percentage of director compensation is paid in the form of Protective common stock. Grants of common stock made after the annual meeting will be made under the Stock Plan for Non-Employee Directors, if that plan is approved by the share owners at the annual meeting. For more information, see "Proposal 2: Approval of the Stock Plan for Non-Employee Directors" at page 22.

        The following table shows the fees paid to non-employee directors, effective as of May 1, 2004:

Directors' Fees:	Amount:
Annual Board Membership Fee	$14,000 and 750 shares of Protective common stock
Additional retainer for Chairman of each Committee	$5,000
Attendance Fee for Each Board Meeting
• Out-of-Town Directors	$2,600 / meeting (in person) $1,500 / meeting (by telephone)
• In-Town Directors	$1,500 / meeting
General Attendance Fee for Each Committee Meeting	$1,200 / meeting
The current out-of-town Directors are Messrs. Cooper and Portera and Mss. Leonard and Molinari.

        Deferred Compensation Plan for Directors Who Are Not Employees of the Company.  Non-employee directors may elect to defer until a specified date all or any portion of their cash and/or common stock compensation. Cash amounts may be deferred into a common stock equivalent or an interest-bearing equivalent. Stock compensation may only be deferred as common stock equivalents. Amounts deferred into the interest-bearing equivalent are distributable in cash. Amounts deferred as common stock equivalents are distributable as shares of stock.

CORPORATE GOVERNANCE

        Protective has operated under sound corporate governance practices for many years. We believe it is important to disclose to our share owners a summary of our major corporate governance practices. Among the practices we adhere to are the following:

  -
  The Company has adopted Corporate Governance Guidelines, which are published on the Company's website (www.protective.com). These Guidelines include qualifications for directors (including a director retirement age), guidelines for determining director independence, director orientation, and a requirement that the Board and each of its Committees perform an annual self-evaluation.

  -
  The Company also has published on its website the charter of each Committee of the Board and the Company's Code of Business Conduct. The Code of Business Conduct, which applies to all directors, officers and employees, incorporates a code of ethics that applies to all of the Company's financial officers (including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer).

  -
  Our Board meetings are designed to give directors both access to management and the opportunity to discuss matters outside the presence of management. The first part of each meeting is attended by senior management, who are available to answer any questions the directors may have. The second part is attended only by the directors, although selected members of management may attend a portion of this part of the meeting if appropriate for discussion of a specific agenda item; these management members are excused from the meeting after the agenda item has been covered. The third part of our Board meetings, which is regularly scheduled twice a year, is attended only by non-employee directors. This session is chaired by the Chairman of the Audit Committee, who is currently James S. M. French.

  -
  The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors at the Company's expense.

  -
  Shareowners may send communications to the Board of Directors by mailing the communication to Board of Directors, c/o Corporate Secretary, Protective Life Corporation, P.O. Box 2606, Birmingham, AL 35202. The Corporate Secretary will forward the correspondence to the Chairman of the Corporate Governance and Nominating Committee.

BOARD COMPOSITION, QUALIFICATIONS AND NOMINATIONS

        The Corporate Governance and Nominating Committee, and the full Board, have adopted a policy that directors of the Company should be non-employees, with the exception of the Company's President and Chief Executive Officer. Under this policy, directors should have a background evidencing their high level of knowledge, experience, judgment, education, character, dedication and achievement, and collectively bring a diversity of background, experience and other factors to the Board. Directors should be willing to devote sufficient time and energy to the Company and should be share owners as required by the Company's By-Laws.

        The Corporate Governance and Nominating Committee will consider recommendations for nominees to the Board from Board members and from share owners. Share owners should submit recommendations in writing to Corporate Governance and Nominating Committee, Protective Life Corporation, P. O. Box 2606, Birmingham, AL 35202, Attention: Corporate Secretary. Please include relevant information (including name, address, telephone numbers, and a brief description of the individual's background and experience) about the potential nominee. Each individual recommended will be evaluated in light of the criteria described above.

SECURITY OWNERSHIP

        The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of March 5, 2004 (unless otherwise noted) by each current director, each of the executive officers named in the Summary Compensation Table, all current directors and executive officers of the Company as a group, and persons the Company believes to beneficially own 5% or more of our common stock.

	Amount and Nature of Beneficial Ownership (1)
					Percent of Class (1)
Name of Beneficial Owner	Sole Power		Shared Power (2)
John J. McMahon, Jr.	19,966	(3)	77,938		*
James S. M. French	11,488	(3)	31,800	(4)	*
John D. Johns	148,654	(5)	4,200		*
Donald M. James	12,570	(3)	0		*
J. Gary Cooper	3,000		0		*
H. Corbin Day	44,821	(3)	39,000	(6)	*
W. Michael Warren, Jr.	5,067	(3)	1,375		*
Susan Molinari	4,326	(3)	0		*
Malcolm Portera	2,177	(3)	0		*
Thomas L. Hamby	96	(3)	0		*
Vanessa Leonard	108	(3)	0		*
William A. Terry	713	(3)	0		*
R. Stephen Briggs	116,886	(5)	2,992		*
Jim E. Massengale	26,203	(5)	0		*
Allen W. Ritchie	8,718	(5)	0		*
Richard J. Bielen	53,257	(5)	0		*
Deborah J. Long	60,053	(5)	0		*
All current directors and executive officers as a group (27 persons)	757,129	(3)(5)(7)	157,290	(2)	1.3%
AmSouth Bancorporation	0		4,522,671	(8)	6.5	% (8)
*	less than one percent

 NOTES:

(1)
The number of shares reported includes shares that are deemed to be beneficially owned under SEC regulations. Under these regulations, a person is generally deemed to beneficially own shares as to which such person holds or shares, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.

(2)
This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer (or the spouse of the director or officer) as a trustee or as a custodian for children. Unless otherwise noted below, the directors and officers disclaim beneficial ownership of these shares.

(3)
Includes stock equivalents held by certain directors under the Company's Deferred Compensation Plan for Directors Who Are Not Employees of the Company, as follows: Mr. McMahon, 19,966 stock equivalents; Mr. French, 9,988 stock equivalents; Mr. James, 11,570 stock equivalents; Mr. Day, 7,821 stock equivalents; Mr. Warren, 4,767 stock equivalents; Ms. Molinari, 4,326 stock equivalents; Dr. Portera, 2,077 stock equivalents; Mr. Hamby (as of March 8, 2004), 88 stock equivalents; Ms. Leonard, 97 stock equivalents; Mr. Terry, 213 stock equivalents; and all current directors and executive officers as a group, 60,911 stock equivalents. Each stock equivalent entitles the director to receive, upon distribution, one share of common stock.

(4)
Includes 30,000 shares of common stock owned by Dunn Investment Company, of which Mr. French is Chairman of the Board and Chief Executive Officer.

(5)
Includes shares allocated to accounts under the Company's 401(k) and Stock Ownership Plan as follows: Mr. Johns, 7,171 shares; Mr. Briggs, 33,823 shares; Mr. Massengale, 491 shares; Mr. Ritchie, 543 shares; Mr. Bielen, 13,094 shares; Ms. Long, 2,654 shares; and all current directors and executive officers as a group, 116,442 shares.

Includes stock equivalents held under the Company's Deferred Compensation Plan for Officers or Producer Deferred Compensation Plan, as follows: Mr. Johns, 137,083 stock equivalents; Mr. Briggs, 65,532 stock equivalents; Mr. Ritchie, 8,175 stock equivalents; Mr. Bielen, 32,667 stock equivalents; Ms. Long, 52,432 stock equivalents; and all current directors and executive officers as a group, 434,957 stock equivalents. Each stock equivalent entitles the participant to receive, upon distribution, one share of common stock.

The reported amounts do not include the following stock appreciation rights ("SARs"): Mr. Johns, 616,302 SARs; Mr. Briggs, 114,721 SARs; Mr. Massengale, 84,721 SARs; Mr. Ritchie, 95,000 SARS; Mr. Bielen, 97,317 SARs; Ms. Long, 47,962 SARs; and all current directors and executive officers as a group, 1,146,023 SARs.

(6)
Includes 5,000 shares of common stock owned by the Day Family Foundation, of which Mr. Day is a trustee, and 34,000 shares of common stock owned by Jemison Investment Co., Inc., of which Mr. Day is Chairman of the Executive Committee.

(7)
Officers and directors do not own any stock of any affiliate of the Company, with one exception. Mr. Brent E. Griggs, an officer of the Company, owns 10 shares of stock in each of two Louisiana insurance affiliates for which he serves as a director, as required by Louisiana law.

(8)
AmSouth Bancorporation, AmSouth Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203, has advised the Company that, in its capacity as a holding company, it may be deemed the beneficial owner, as of December 31, 2003, of 4,522,671 shares of common stock. AmSouth Bancorporation reported that it has no sole voting or investment power, but has shared voting power with respect to 4,440,327 shares, and shared investment power with respect to 4,115,953 shares. AmSouth Bank, AmSouth Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203, a subsidiary of AmSouth Bancorporation, has advised the Company that, in its capacity as a bank fiduciary of various trusts and estates, it may be deemed the beneficial owner, as of December 31, 2003, of 4,522,671 shares of common stock. AmSouth Bank reported that it has no sole voting or investment power, but has shared voting power with respect to 4,440,327 shares, and shared investment power with respect to 4,115,953 shares. AmSouth Bank has further advised the Company that none of the separate trusts and estates of which it is fiduciary holds as much as 5% of the outstanding shares of common stock. AmSouth Bancorporation reported its beneficial ownership as of December 31, 2003 as 6.6% which it has advised the Company includes beneficial ownership by its subsidiary, AmSouth Bank. The table shows the percentage based on 69,291,140 shares of common stock outstanding on March 5, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Directors and executive officers of the Company are required to file reports with the SEC showing changes in their beneficial ownership of our common stock. We have reviewed copies of these reports and written representations from the individuals who are required to file reports. Based on this review, we believe that each of our directors and executive officers complied with these reporting requirements in 2003, with the following exceptions. The Company inadvertently failed to file a timely report on behalf of R. Stephen Briggs with respect to a sale of common stock and a timely report on behalf of Brent E. Griggs with respect to an acquisition of stock equivalents under the Deferred Compensation Plan for Officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The current members of the Compensation and Management Succession Committee are Messrs. Day (Chairman), James and Warren. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries or has any other relationship with the Company for which the SEC requires disclosure.

        [Remainder of page intentionally left blank]

EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and certain other executive officers of the Company as determined under SEC rules (collectively, the "Named Executives") during or with respect to the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation
								Awards	Payouts
Name and principal position	Year	Salary ($) (1)(2)		Bonus ($) (1)(2)(3)		Other annual compensation ($)		Securities underlying Options/SARs (#) (1)	LTIP payouts ($) (1)(3)		All other compensation ($) (4)
John D. Johns Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$ $ $	670,833 625,000 494,167	$ $ $	1,228,500 578,500 150,000	$ $ $	0 0 0	0 300,000 0	$ $ $	0 656,039 361,697	$ $ $	8,000 8,000 6,800
R. Stephen Briggs Executive Vice President, Individual Life	2003 2002 2001	$ $ $	377,500 337,500 321,667	$ $ $	319,200 205,000 110,900	$ $ $	0 0 0	15,000 30,000 0	$ $ $	0 189,552 208,624	$ $ $	8,000 8,000 6,800
Jim E. Massengale Executive Vice President, Acquisitions (5)	2003 2002 2001	$ $ $	384,584 360,833 336,667	$ $ $	317,500 251,500 196,400	$ $ $	0 0 0	15,000 30,000 0	$ $ $	0 179,872 177,446	$ $ $	623,657 (6 8,000 6,800)
Allen W. Ritchie Executive Vice President, Chief Financial Officer (7)	2003 2002 2001	$ $ $	390,833 366,667 122,051	$ $ $	431,300 181,100 52,500	$ $ $	0 0 25,000	15,000 30,000 50,000	$ $ $	389,560 (8 230,026 0)	$ $ $	8,000 8,000 0
Richard J. Bielen Senior Vice President, Chief Investment Officer and Treasurer	2003 2002 2001	$ $ $	315,833 265,000 237,500	$ $ $	279,300 136,600 113,400	$ $ $	0 0 0	50,000 15,000 0	$ $ $	0 104,880 110,151	$ $ $	8,000 8,000 6,800
Deborah J. Long Senior Vice President, Secretary and General Counsel	2003 2002 2001	$ $ $	286,667 266,667 247,500	$ $ $	148,800 113,000 90,000	$ $ $	0 0 0	0 15,000 0	$ $ $	0 109,481 114,077	$ $ $	8,000 8,000 6,800
(1)	For more information, see "Compensation and Management Succession Committee Report on Executive Compensation" at page 16.
(2)	Includes amounts that the Named Executives may have voluntarily elected to contribute to the Company's 401(k) and Stock Ownership Plan.
(3)	Includes amounts that the Named Executives may have voluntarily deferred under the Company's Deferred Compensation Plan for Officers.
(4)	All amounts shown represent matching contributions to the Company's 401(k) and Stock Ownership Plan, unless otherwise indicated.
(5)	Mr. Massengale retired on December 29, 2003.
(6)	Includes (a) $8,000 of matching contributions to the Company's 401(k) and Stock Ownership Plan, (b) $455,388 with respect to the payout of 2001 and 2002 performance share grants upon Mr. Massengale's retirement, and (c) $160,269, representing an estimate of the payout of Mr. Massengale's 2003 performance share grant upon his retirement. For more information, see "Special Retirement Arrangements" at page 15.
(7)	Mr. Ritchie began employment with the Company as its Executive Vice President and Chief Financial Officer on August 28, 2001.
(8)	Long-Term Incentive Plan compensation for 2003 is not yet determinable. The amount shown is the best estimate available as of the date of this proxy statement.

      The following table sets forth information regarding stock appreciation rights granted to the Named Executives during 2003.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants					Grant Date Value
Name	Number of Securities Underlying Option/SARs (1) (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (2)
R. Stephen Briggs	15,000	15.8%	$26.49	March 3, 2013	$89,700
Jim E. Massengale	15,000	15.8%	$26.49	March 3, 2013	$89,700
Allen W. Ritchie	15,000	15.8%	$26.49	March 3, 2013	$89,700
Richard J. Bielen	50,000	52.6%	$26.49	March 3, 2013	$299,000
(1)	The stock appreciation rights are exercisable after five years (earlier upon the death, disability or retirement of the executive or, in certain circumstances, upon a change in control of the Company). Unexercised rights expire upon termination of employment. The amount received upon exercise of rights within the one-year period before termination of employment may be recovered by the Company if the executive becomes employed by a competitor of the Company.
(2)	The stock appreciation rights were valued using a Black-Scholes option pricing model. Expected volatility was assumed to approximately equal that of the S&P Supercom Life and Health Insurance Index or 25.0%. Other assumptions include a risk-free rate of 3.1%, a dividend yield of 2.1%, and an expected time of exercise of March 4, 2009.

      The following table sets forth information regarding the value of the stock appreciation rights held by the Named Executives based on the value of our common stock as of December 31, 2003. None of the Named Executives exercised stock appreciation rights during 2003.

AGGREGATED FY-END OPTION/SAR VALUES

	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Name
John D. Johns	266,302/350,000 (1)	$4,209,557/$1,128,500
R. Stephen Briggs	69,721/45,000 (1)	$1,103,104/$165,450
Jim E. Massengale	84,721/0 (2)	$623,433/$0
Allen W. Ritchie	0/95,000	$0/$294,450
Richard J. Bielen	32,317/65,000 (1)	$506,486/$395,100
Deborah J. Long	32,962/15,000 (1)	$516,186/$27,600
(1)	Includes the following estimates of the number of stock appreciation rights to become exercisable in 2004 upon the final determination of the earn-out of performance stock appreciation rights granted in 2000: Mr. Johns, 116,302 stock appreciation rights; Mr. Briggs, 29,721 stock appreciation rights; Mr. Bielen, 17,317 stock appreciation rights; and Ms. Long, 17,962 stock appreciation rights. For more information, see "Compensation and Management Succession Committee Report on Executive Compensation" at page 16.
(2)	Includes 84,721 stock appreciation rights that became exercisable upon Mr. Massengale's retirement on December 29, 2003.

      In 2003, the Compensation and Management Succession Committee awarded performance shares under the Company's Long-Term Incentive Plan to the Named Executives as indicated in the table below. These awards are generally payable, if at all, after the results of a comparison group of companies for the four-year period ending December 31, 2006 are known.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans (in shares)
	Number of Shares, Units or Other Rights (#) (1)(2)	Performance or Other Period Until Maturation or Payout
			Threshold	Target	Maximum
Name
John D. Johns	39,230 shares	December 31, 2006	19,615	49,038	66,691
R. Stephen Briggs	6,730 shares	December 31, 2006	3,365	8,413	11,441
Jim E. Massengale	8,260 shares	(3)	(3)	(3)	(3)
Allen W. Ritchie	12,280 shares	December 31, 2006	6,140	15,350	20,876
Richard J. Bielen	5,170 shares	December 31, 2006	2,585	6,463	8,789
Deborah J. Long	3,970 shares	December 31, 2006	1.985	4,963	6,749
(1)	In the event of a change in control, payment will be made with respect to all outstanding awards based upon performance at the target level (which, for all outstanding awards, is deemed to be at the seventy-fifth percentile) or, if greater, performance as of the December 31 preceding the change in control.
(2)	The award is earned based on comparison of the Company's average return on average equity or total rate of return for a four-year period to the average return on average equity or total rate of return for companies in a peer group. No portion of the award is earned if the Company's performance is below the median for both measures.
(3)	Payout of this performance share award upon Mr. Massengale's retirement is included in the "All Other Compensation" column in the Summary Compensation Table at page 12. For more information, see "Special Retirement Arrangements" at page 15.

OTHER PLANS AND ARRANGEMENTS

        Retirement Benefits.  The Company has a tax-qualified Pension Plan, and an Excess Benefit Plan that provides retirement benefits that cannot be paid under the Pension Plan due to Internal Revenue Code limitations. This table shows the annual pension benefits payable to executive officers under these plans. The benefits in the table are not reduced by social security or other offset amounts. The benefits shown in the table reflect a straight life form of annuity benefit. If the payment is made in the form of a joint and survivor annuity, the amount paid to the executive could be much less than the amount shown below.

PENSION PLAN TABLE

Remuneration
	15	20	25	30	35
$150,000	$32,529	$43,372	$54,215	$65,057	$75,900
200,000	44,529	59,372	74,215	89,057	103,900
250,000	56,529	75,372	94,215	113,057	131,900
300,000	68,529	91,372	114,215	137,057	159,900
400,000	92,529	123,372	154,215	185,057	215,900
500,000	116,529	155,372	194,215	233,057	271,900
750,000	176,529	235,372	294,215	353,057	411,900
1,000,000	236,529	315,372	394,215	473,057	551,900
1,250,000	296,529	395,372	494,215	593,057	691,900
1,500,000	356,529	475,372	594,215	713,057	831,900
1,750,000	416,529	555,372	694,215	833,057	971,900
2,000,000	476,529	635,372	794,215	953,057	1,111,900

        Compensation covered by the Pension Plan (and the Excess Benefit Plan) excludes commissions, performance share awards and amounts received upon the exercise of stock appreciation rights, and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table.

Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred) are included in determining average compensation.

        The Named Executives and their credited years of service as of March 5, 2004 are shown in the following table.

Name	Years of Service
John D. Johns	10
R. Stephen Briggs	31
Jim E. Massengale	21
Allen W. Ritchie	2
Richard J. Bielen	13
Deborah J. Long	10

        Employment Continuation Agreements.  The Company has Employment Continuation Agreements with each of the Named Executives (other than Mr. Massengale, whose agreement terminated upon his retirement on December 29, 2003). These agreements provide for certain benefits if the executive's employment is actually or constructively terminated (by means of a reduction in duties or compensation) following certain events constituting a "change in control." These benefits include (a) a payment equal to three times (for Messrs. Johns, Briggs and Ritchie) or two times (for Mr. Bielen and Ms. Long) the sum of (1) the executive's annual base salary in effect at the time of the change in control, (2) the average Annual Incentive Plan bonus paid to the executive for the three years before the change in control, and (3) (for Messrs. Johns, Briggs and Ritchie) the average value over the last three years of the performance shares, stock appreciation rights, and other long-term incentives granted to the executive (excluding special or "one time" grants); (b) payment of an amount equal to the executive's target bonus opportunity under the Annual Incentive Plan for the year in which termination of employment occurs, (c) continuation (for up to twenty-four months) in the Company's medical, accident, disability, and life insurance plans as provided to the executive immediately before termination of employment; (d) payment of an amount equal in value to the increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on credited service); and (e) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.

        Special Retirement Arrangements.  In consideration of his contributions to the Company as its Executive Vice President and leader of its Acquisitions Division, and in recognition of his retirement on December 29, 2003, the Company provided Mr. Massengale with certain compensation in addition to the benefits payable under Protective's regular programs. These benefits included (a) payout of his 2001, 2002 and 2003 performance share awards with a smaller reduction for prorated service than normally required under the Long-Term Incentive Plan, and (b) monthly payments equal to the difference between the amount Mr. Massengale would have received if he had one more year of service under the Company's Pension Plan and Excess Benefit Plan, assuming he earned during that year his then-current rate of base salary and his 2003 target Annual Incentive Plan bonus, minus the benefits otherwise payable under the plans. Mr. Massengale has also agreed to provide consulting services to the Company during 2004 in exchange for a consulting fee of $100,000 paid in 2003.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

        The Compensation and Management Succession Committee ("Committee") reviews and approves the Company's compensation practices with respect to the officers and key employees of the Company and its subsidiaries. It has the responsibility to satisfy itself that the officers and key employees are effectively compensated through salaries and annual and long-term incentives that are internally equitable, externally competitive, and commensurate with Company and individual performance. The Committee members are all independent non-employee directors.

Overview

        The objectives of the Company's executive compensation program are to attract the most qualified executives, to motivate these executives to achieve high levels of performance, and to retain executives who contribute to the Company's success. The program is designed to support Protective's business goals by implementing incentive programs that measure and reward attainment of key measures of that success. The program is also designed to add share owner value by aligning the financial interests of executives and the share owners.

        The Committee has engaged the services of an independent compensation consultant to help it fulfill its duties. All fees and expenses of this independent consultant are paid by the Company. The consultant provides the Committee with competitive compensation data through compensation surveys, its own databases, and analysis of proxy statements. In particular, the consultant reviews the pay practices of other life insurance and financial companies (including some of the companies in the peer group shown on page 21) and other companies with which Protective competes for executive talent. The consultant also makes recommendations regarding the amount and type of compensation to be provided to the Company's officers and key employees.

        The executive compensation program has three components: base salary, annual incentive awards and long-term equity-based incentives.

Base Salary

        The Committee's compensation strategy for executive officers is to pay salaries at or near the median which, when supplemented by an Annual Incentive Plan award, will produce total cash compensation commensurate with the Company's performance as compared to a peer group of companies.

        Individual competence, length of time within a position, and comparisons to salaries for similar positions in other companies (adjusted for size) help determine an officer's salary. For the Chief Executive Officer, the Committee also considers Company performance when setting the appropriate base salary level. No specific weights are given to any of the factors considered by the Committee. The Committee established Mr. Johns's annual base salary as President and Chief Executive Officer at $675,000 effective March 1, 2003, based upon the factors described above.

Annual Incentive Awards

        The Company has had an annual cash bonus plan since 1973. The Annual Incentive Plan ("AIP") was established to reward, retain, and provide incentives for outstanding performance for officers and key employees.

        The AIP is administered by the Committee. The Committee determines the target bonus opportunity and performance objectives for the Chief Executive Officer and certain other key executives. With the approval of the Chief Executive Officer, the Company's executive officers select other officers and employees for participation in the AIP, and establish their individual target bonus opportunities and performance objectives.

The Committee sets the total amount of bonuses payable for each year and reviews the methodology used to determine individual bonuses.

        Currently, there are 311 employees in the AIP, including the Chief Executive Officer. Each employee has a target bonus percentage of 4% to 100% of salary. Bonus payments, when made, may range from 33% to 200% of the target. The Committee is authorized to determine the percentage of AIP bonuses earned and may direct that no AIP bonuses be paid.

        An individual's AIP bonus is based upon Company performance and, in addition, may also be based upon divisional and/or individual performance criteria related to the employee's responsibilities that are consistent with overall Company objectives. The Chief Executive Officer's AIP bonus is based solely on the Company's achieved earnings per share according to a range fixed for the year at the Committee's March meeting. For the other executive officers, 40% to 100% of their respective AIP bonus opportunities for 2003 were based upon the Company's 2003 operating earnings per share. The Committee specifically reviews and approves the annual bonus paid to each of the executive officers, including the Chief Executive Officer.

        Under the terms fixed by the Committee, Mr. Johns would earn a target AIP bonus for 2003 of 100% of base salary if the Company's 2003 operating earnings per share (excluding the effect of one-time non-recurring charges) were $2.70. A maximum bonus, 200% of target or 200% of base salary, would be paid if the Company's operating earnings per share were $2.81. A threshold bonus, 33% of target or 33% of base salary, would be paid if the Company's operating earnings per share were $2.53, and no bonus would be paid if the Company's operating earnings per share were below $2.53. The Company's 2003 operating earnings per share of $2.79 resulted in Mr. Johns earning an AIP bonus of 182% of base salary, or $1,228,500.

Stock Incentive Awards

        The Company's Long-Term Incentive Plan was adopted by the share owners in 1973. The purpose of the Plan is to motivate officers and key employees to focus on the Company's long-range earnings performance, to reward them based on long-range results, and to provide them with a way to increase share ownership in the Company. Under the Long-Term Incentive Plan, officers and key employees of the Company and its subsidiaries, who are determined by the Committee to have a substantial opportunity to influence the long-term growth in profitability of the Company, may be awarded stock-based incentive compensation. In 2003, the Committee awarded performance shares and stock appreciation rights under this program.

        Performance Shares.    The number of performance shares awarded in 2003 was determined by multiplying the employee's award percentage times that employee's base salary plus target AIP bonus, divided by the recent average price of a share of common stock. Each employee was assigned an award percentage that ranged up to 100% in 2003, to provide long-term compensation which is competitive to that offered to persons performing similar functions at insurance companies of comparable size. Based on his 2003 award percentage of 100%, Mr. Johns was awarded 39,230 performance shares in 2003. For 2003, a total of 152,190 performance shares was awarded to 50 participants (including Mr. Johns).

        Payment of performance share awards is based upon a comparison of the Company's average return on average equity and total rate of return for a four-year award period to that of the companies in a comparison group of publicly held life insurance companies, multiline insurers and insurance holding companies during the award period. Payment of the award will occur if the Company achieves its comparison levels with respect to either average return on average equity or total rate of return. The comparison group is generally comprised of the Company and the 40 largest publicly held stock life and multiline insurance companies as listed in the National Underwriter, each having net worth in excess of $100 million, ranked according to net worth (see page 21). If a company in the comparison group is acquired or exits the insurance industry during the award period, that company is ranked below the Company for comparison purposes.

        If the Company's four-year results are below the median, or threshold, of the comparison group, no portion of the award is earned. If the Company's four-year results are at the median, 50% of the award is earned. Company results at target, or the top 25% of the comparison group, would result in up to 125% of the award being earned for each executive officer. Company results in the top 10% would result in up to 170% of the award being earned for each executive officer. Mr. Johns' awards earn out at 125% and 170% at the target and maximum levels, respectively.

        If an award is earned (based on the conditions determined by the Committee at the time of the award), unless the employee elects to defer receipt under the Deferred Compensation Plan for Officers, the employee receives payment (in cash approximately equal to the income tax withholding obligation on the award and the balance in common stock) of all or part of the award four years after the award date.

        Mr. Johns and the other senior executive officers did not receive a performance share award for the four-year award period ending in 2003. Instead, they received performance stock appreciation rights, which are discussed in more detail below.

        Stock Appreciation Rights.    During 2003, the Committee awarded 95,000 stock appreciation rights to four participants. The purpose of these awards was to assure an overall level of compensation consistent with the Committee's compensation strategy, and to align more fully compensation incentives with the realization of share owner value. The awards were designed to provide additional long-term incentive compensation based solely on the performance of the Company's common stock. Retention value was established through a five-year cliff vesting schedule (subject to acceleration in the event of death, disability or retirement and, in certain circumstances, a change in control of the Company). Upon exercise, each stock appreciation right will entitle the holder to the difference, payable in stock (and an amount in cash approximately equal to the income tax withholding obligation due upon exercise), between the value of the common stock at the time of exercise and the stock appreciation rights' base price of $26.49.

        Performance Stock Appreciation Rights.    In 2000, all long-term incentive participants were given the opportunity to elect to receive either performance shares or a grant of performance stock appreciation rights ("performance SARs") equal in number to 3.33 times the number of performance shares that would otherwise be awarded. Mr. Johns, and forty-one of the other forty-three participants, elected to receive performance SARs. The number of stock appreciation rights that would become exercisable at the end of the four-year award period was based on the same performance criteria as the original performance share award. The stock appreciation rights, when earned and exercisable, would have a base price of $22.31 and would generally remain exercisable until March 6, 2010.

        Final results for the four-year award period ending in 2003 are unavailable at this time. Based on the information available as of the date of this proxy statement, it is anticipated that the Company's results will place Protective in the top 17% of the comparison group. At this level of performance, Mr. Johns would earn approximately 116,302 exercisable stock appreciation rights, representing 149% of his 2000 performance SAR grant.

Stock Ownership Guidelines

        The Company has always encouraged its executive officers to hold shares of the Company's common stock, in order to align their interests with those of the share owners. The Committee has adopted stock ownership guidelines in order to formalize this long-standing policy. Under the guidelines, the Company's officers are not to dispose of shares of common stock unless their holdings exceed a multiple of their base salary. The applicable multiples are: Chief Executive Officer, five times base salary; Executive Vice Presidents, three times base salary; Senior Officers, two times base salary; and Vice Presidents, one times base salary.

Adoption of SFAS 123

        The Company has adopted SFAS No. 123. Accordingly, the Company's net income has been reduced by the estimated cost of long-term equity-based incentive and other compensation, and the performance criteria under the Annual Incentive Plan and the Long-Term Incentive Plan reflect accruals for estimated compensation to be awarded under the Plans.

Limits to Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code provides that the Company may be limited in deducting annual compensation in excess of $1 million paid to certain executive officers, unless the payments are made under qualifying performance-based compensation plans which meet the requirements set forth in Section 162(m). The Committee has considered the effect of Section 162(m) on the Company's compensation program to develop its policy with respect to the deductibility of executive compensation. The Company's executive compensation plans have previously been approved by share owners and are designed to comply with the Section 162(m) requirements. It is the Committee's position that in administering the "performance based" portion of the compensation program for executives, it will attempt to comply with the requirements of Section 162(m). However, the Committee believes that in certain circumstances it may be in the best interests of the Company and its share owners to retain the flexibility to exercise its judgment in accessing executive performance and setting compensation for executive officers. Should compliance with Section 162(m) conflict with its compensation policy or with what the Committee believes to be in the best interests of share owners of the Company, the Committee will act in accordance with its policy notwithstanding the effect such action may have on the deductibility of compensation in any given year.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE
H. Corbin Day, Chairman Donald M. James W. Michael Warren, Jr.

PERFORMANCE COMPARISON

        The following graph compares total returns on Protective's common stock over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S&P 500") and to a peer comparison group ("Peer Group"). The graph assumes $100 invested on December 31, 1998 and that all dividends were reinvested. Points on the graph represent performance as of the last business day of each of the years indicated.

Comparison of 5 Year Cumulative Total Return
Among Protective Life Corporation
the S&P Index and a Peer Group

	1998	1999	2000	2001	2002	2003
Protective Life Corporation	$100	$81	$84	$77	$74	$93
S & P 500	100	121	110	97	75	97
Peer Group	100	108	150	125	99	120

        The companies included in the Peer Group index are generally the same as those companies included in the Company's 2003 comparison group of companies for performance share awards under the Long-Term Incentive Plan. The index is generally comprised of the Company and the 40 largest publicly held stock life and multiline insurance companies as listed in the National Underwriter, each having net worth in excess of $100 million, ranked according to net worth. The index weights individual company returns for stock market capitalization. The companies included in the Peer Group index are shown in the following table.

  Aetna Inc
  AFLAC, Inc.
  Alfa Corporation
  Allmerica Financial Corporation
  Allstate Corporation
  American International Group, Inc.
  American National Insurance Company
  AmerUS Group Co.
  Annuity and Life Re (Holdings), Ltd.
  Aon Corporation
  CIGNA Corporation
  CNA Financial Corporation
  Delphi Financial Group, Inc.
  Erie Family Life Insurance Company
  FBL Financial Group, Inc.
  Great American Financial Resources, Inc.
  The Hartford Financial Services Group, Inc.
  Independence Holding Company
  Jefferson-Pilot Corporation
  John Hancock Financial Services, Inc.
  Kansas City Life Insurance Company
  Lincoln National Corporation
  MetLife, Inc.
  The MONY Group Inc.
  National Western Life Insurance Company
  Nationwide Financial Services, Inc.
  Old Republic International Corporation
  Penn Treaty American Corporation
  The Phoenix Companies
  Presidential Life Corporation
  Principal Financial Group, Inc.
  Protective Life Corporation
  Prudential Financial, Inc.
  Reinsurance Group of America, Inc.
  Scottish Annuity and Life Holdings, Ltd.
  StanCorp Financial Group, Inc.
  Torchmark Corporation
  United Insurance Companies, Inc.
  Unitrin Incorporated
  Universal American Financial Corporation
  UNUMProvident Corporation

        The composition of the Peer Group has changed from that used in last year's proxy statement. Conseco, Inc. was deleted because of the company's bankruptcy, and Erie Family Life Insurance Group was added because it was among the 40 largest companies. The total return calculations shown in the graph and table on page 20 do not include the performance of Erie Family Life Insurance Company.

        As discussed in the "Compensation and Management Succession Committee Report on Executive Compensation," the Company's long-term incentive compensation is based upon comparisons of the Company's average return on average equity and total rate of return to that of a comparison group of companies. The following table sets forth the return on average equity and average return on average equity for the Company and the median for the applicable comparison group of companies.

	Protective Life Corporation
Year			Comparison Group Median (1)
	ROE (2)	Average ROE (3)	ROE (2)		Average ROE (3)
2003	13.8%	13.0%	11.2	% (4)	6.0	% (4)
2002	12.5	13.6	7.2		5.2
2001	7.8	13.8	6.6		6.2
2000	14.2	16.0	9.5		7.9
1999	15.9	16.6	10.0		7.7
(1)	The median is the middle value in a distribution, above and below which lie an equal number of values. Companies in the comparison group that have been acquired or have exited the insurance industry have been ranked below the median.
(2)	Return on average equity for the year shown. Average equity excludes net unrealized gains and losses on investments.
(3)	Average return on average equity for the four-year award period ending with the year shown.
(4)	The 2003 comparison group median is not yet determinable. The percentage shown is the best estimate available as of the date of this proxy statement.

PROPOSAL 2: APPROVAL OF THE STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Introduction

        The Company believes that it is in the best interests of the share owners, and the Company, for the Company's non-employee directors to receive a significant portion of their annual retainer in the form of common stock. For many years, the Board has paid a portion of this retainer through annual grants of common stock to the non-employee directors. For example, in February 2004, the Board made grants of 750 shares of common stock to each non-employee director effective May 2004, and made grants of 650 shares of common stock to each non-employee director in each of 2001, 2002 and 2003.

        Until recently, issuance of shares of common stock under this program did not require formal share owner approval. In July 2003, however, the New York Stock Exchange adopted rules that make it advisable for the Company to seek share owner approval of the program. As a result, at its February 2, 2004 meeting, the Corporate Governance and Nominating Committee recommended, and the Board of Directors approved, adoption of the Stock Plan for Non-Employee Directors of Protective Life Corporation (the "Plan"), and the Board voted to submit the Plan for approval by the share owners.

        The principal features of the Plan are summarized below. This description is subject to the terms of the Plan, which was filed with the SEC as an appendix to this proxy statement. You may obtain a copy of the Plan through the Internet from the "EDGAR database of Corporate Information" on the SEC's website (http://www.sec.gov). The existence of the Plan does not preclude the Company from providing additional compensation to its non-employee directors.

Vote Required

        The affirmative vote of the holders of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote is required to approve the Plan.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE STOCK PLAN FOR NON-EMPLOYEE DIRECTORS OF PROTECTIVE LIFE CORPORATION.

Material Terms of the Plan

        Eligibility.  Each director who has not, within the preceding twelve months, served as an officer or employee of the Company or its subsidiaries, is an "eligible director" and is eligible to receive shares of common stock under the Plan. We expect that ten directors would qualify as eligible directors after the annual meeting.

        Grants of Shares.  The Board of Directors may grant shares of common stock to the eligible directors from time to time. No eligible director may be granted more than 2,000 shares of common stock in any calendar year. An eligible director may defer receipt of the common stock by making an election under the Company's Deferred Compensation Plan for Directors Who Are Not Employees of the Company. (For more information about this plan, see page 8.)

        The maximum number of shares of common stock that may be issued under Plan after May 3, 2004 is 100,000. The shares may be unissued shares or treasury shares. If there is a stock split, stock dividend, recapitalization, or other relevant change affecting the common stock, appropriate adjustments will be made in the number of shares that may be issued in the future.

        Administration.  Except as discussed under "Grants of Shares" above, the Plan is administered by the Corporate Governance and Nominating Committee. The Committee has the authority to interpret the Plan, to adopt administrative regulations, and to take any other action necessary or appropriate for operation of the Plan.

        Amendment and Termination.  No shares of common stock may be issued under the Plan after May 1, 2014. The Board may amend the Plan at any time. Share owner approval is required for any amendment that would increase the number of shares of common stock that may be issued under the Plan (except as permitted for stock splits, stock dividends and other relevant changes affecting the common stock) or extend the period over which shares of common stock may be issued.

        Federal Income Tax Consequences.  The following is a brief summary of the Federal income tax consequences of awards made under the Plan based upon the Federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

        An eligible director will recognize ordinary income in the amount of the fair market value of the common stock received at the date of grant. The Company will be entitled to a tax deduction at the same time and in the same amount. The holding period to determine whether the eligible director has long-term or short-term capital gain or loss on a subsequent sale will begin on the date of grant. The eligible director's tax basis for the shares will generally equal the fair market value of the shares on the date of grant. If an eligible director defers receipt of common stock under the Deferred Compensation Plan for Directors Who Are Not Employees of the Company, the date and amount of tax owed and the holding period for the shares will be based on the date distributions are made from that plan and the value of the common stock on that date.

New Plan Benefits

        Because the grants to individual eligible directors may vary from year to year at the discretion of the Board, the amounts payable under the Plan for any calendar year during which the Plan is in effect cannot be determined. See "Proposal 2: Approval of the Stock Plan for Non-Employee Directors—Introduction" at page 22 for a discussion of the grants of shares to eligible directors during 2001-2004.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information regarding the common stock of the Company that is authorized for issuance under various equity compensation plans as of December 31, 2003:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2003 (a)		Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2003 (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) as of December 31, 2003 (c)
Equity compensation plans approved by share owners	2,688,321	(1)	$23.37 (2)	4,032,209 (3)
Equity compensation plans not approved by share owners	1,291,226	(4)	Not Applicable	Not Applicable (5)
Total	3,979,547	(1)(4)	$23.37 (2)	4,032,209 (3)(6)

(1)	Includes (a) 1,047,622 shares of common stock issuable with respect to outstanding stock appreciation rights ("SARs") granted under the Long-Term Incentive Plan, 401,818 SARs estimated to become exercisable in 2004 upon the final determination of the earn-out of performance stock appreciation rights ("performance SARs") granted in 2000 under the Long-Term Incentive Plan, and 580,000 shares of common stock issuable with respect to outstanding SARs granted under the Company's 1996 Stock Incentive Plan (assuming for this purpose that one share of common stock will be issued with respect to each outstanding SAR), and (b) 658,881 shares of common stock issuable with respect to outstanding performance share awards granted under the Long-Term Incentive Plan (assuming maximum earn-out of the awards).
(2)	Based on exercise prices of outstanding SARs (including SARs estimated to become exercisable upon the earn-out of performance SAR awards).
(3)	Represents shares of common stock available for future issuance under the Long-Term Incentive Plan.
(4)	Includes (a) 72,518 shares of common stock issuable with respect to stock equivalents pursuant to the Company's Deferred Compensation Plan for Directors Who Are Not Employees of the Company, (b) 954,987 shares of common stock issuable with respect to stock equivalents pursuant to the Company's Deferred Compensation Plan for Officers, (c) 97,700 shares of common stock issuable with respect to stock equivalents pursuant to the Company's Producer Deferred Compensation Plan, and (d) 166,021 shares of common stock issuable with respect to stock equivalents pursuant to the Company's Deferred Compensation Plan for Sales Managers, Agents and Representatives.
(5)	The plans listed in Note 4 do not currently have limits on the number of shares of common stock issuable thereunder. The total number of shares of common stock that may be issuable thereunder will depend upon, among other factors, the deferral elections made by participants in such plans.
(6)	Plus any shares that become issuable under the plans listed in Note 4.

      Under the Company's Deferred Compensation Plan for Officers (which has been in effect since 1994), officers of the Company may elect to defer until a specified date all or any portion of their AIP bonuses and/or common stock compensation. Cash amounts may be deferred into a common stock equivalent or an interest bearing equivalent. Stock compensation may only be deferred as common stock equivalents. Amounts deferred into the interest-bearing equivalent are payable in cash. Amounts deferred as common stock equivalents are payable as shares of common stock. Both the AIP and the long-term incentive plans pursuant to which common stock compensation is paid have been previously approved by the share owners.

        Independent insurance producers of Protective Life Insurance Company may elect to defer until a specified date all or any portion of their commissions and other compensation with respect to sales of certain Protective Life insurance products under the Company's Producer Deferred Compensation Plan. A producer may elect for deferrals to be treated as invested in a common stock equivalent or in several mutual fund investments. Producers who meet certain insurance production criteria receive matching contributions in common stock equivalents. Amounts deferred into mutual fund equivalents are payable in cash. Amounts deferred as common stock equivalents are payable as shares of common stock.

        Certain independent regional sales managers and other insurance representatives may elect to defer until a specified date all or any portion of their commissions and other compensation from the Company under the Company's Deferred Compensation Plan for Sales Managers, Agents, and Representatives. A regional sales manager may elect for deferrals to be treated as invested in a common stock equivalent or in several mutual fund investments. A regional sales manager who elects to defer a special supplemental bonus into a common stock equivalent will be allocated a matching contribution into the common stock equivalent. Amounts deferred into the mutual fund equivalents are payable in cash. Amounts deferred as common stock equivalents are payable as shares of common stock.

        For a description of the Company's Deferred Compensation Plan for Directors Who Are Not Employees of the Company, see page 8.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining systems of internal controls and for the preparation of the financial statements and other financial information included in the Company's Annual Report. In fulfilling its oversight responsibilities, the Committee reviewed the consolidated financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent accountants the accountants' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board.

        The Committee discussed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee also appointed PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2004.

AUDIT COMMITTEE
James S. M. French, Chairman J. Gary Cooper H. Corbin Day Donald M. James

FEES FOR PROFESSIONAL SERVICES
OF THE COMPANY'S INDEPENDENT ACCOUNTANTS

        The following table shows the aggregate fees billed by PricewaterhouseCoopers LLP for 2003 and 2002 with respect to various services provided to the Company and its subsidiaries.

	2003	2002

Audit	$1.8 Million	$1.9 Million
Audit Related	$0.1 Million	$0.3 Million
Tax	$1.3 Million	$0.9 Million
All Other	$0.0 Million	$0.3 Million
Total	$3.2 Million	$3.4 Million

        Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory audits of subsidiaries, issuance of comfort letters, consents, income tax provision audit procedures, and assistance with review of documents filed with the SEC and other regulatory authorities.

        Audit Related fees were for assurance and related services related to employee benefit plan audits, due diligence and accounting consultations in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

        Tax fees were for services related to tax compliance (including the preparation of tax returns and claims for refund), tax planning and tax advice, including assistance with and representation in tax audits and appeals, advice related to acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities.

        All Other fees were primarily for internal audit services. No internal audit services were provided after June 30, 2003.

        The engagement of PricewaterhouseCoopers LLP to render audit and non-audit services for the Company and its subsidiaries for the period ended March 2005 was approved by the Audit Committee on March 1, 2004. The Audit Committee's policy is to pre-approve, generally for a twelve month period, the audit, audit related, tax and other services provided by the independent accountants. Under the pre-approval process, the Committee reviews and approves specific services and categories of services and the maximum aggregate fee for each service or service category. Performance of any additional services or categories of services, or of services that would result in fees in excess of the established maximum, requires the separate pre-approval of the Committee or a member of the Committee who has been delegated pre-approval authority.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT
OF THE COMPANY'S INDEPENDENT ACCOUNTANTS

        The Audit Committee, which is composed of independent non-employee directors, has appointed PricewaterhouseCoopers LLP, a firm of independent public accountants, as independent accountants for the Company and its subsidiaries for 2004. This firm or its predecessor has served as independent accountants for the Company and its predecessor since 1974. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by share owners.

        In evaluating the selection of PricewaterhouseCoopers LLP as principal independent accountants for the Company and its subsidiaries, the Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independent accountants' independence. It has determined that such services have not affected PricewaterhouseCoopers LLP's independence. The Committee has also reviewed the non-audit services which were performed in 2003 and determined that they were consistent with Company policy. In addition, the Audit Committee has considered generally the nonaudit professional services that PricewaterhouseCoopers LLP will likely be asked to provide for the Company during 2004, and the effect which performing such services might have on audit independence.

        Vote Required.  Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants would require the affirmative vote of the holders of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

HOUSEHOLDING

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, multiple share owners who share the same last name and address and who do not participate in electronic delivery may receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

        If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing or by telephone at: Investor Relations, Protective Life Corporation, P. O. Box 2606, Birmingham, AL 35202, Telephone: (205) 268-3573, Fax (205) 268-3541. You may revoke your consent to householding by notifying us at least thirty days before the mailing of proxy materials in March of each year.

        If you share an address with another share owner and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the address or telephone number given above.

OTHER INFORMATION

        Form 10-K Reports Available. Upon your request we will send you, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC. Please direct your request to: Investor Relations, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 268-3573, Fax (205) 268-3541. You may also request a copy through the Internet at the Company's web site (www.protective.com). The Annual Report on Form 10-K is also electronically accessible through the Internet from the "EDGAR Database of Corporate Information" on the SEC web site (www.sec.gov).

        Share Owner Proposals and Nominations for the 2005 Annual Meeting.  Any proposals of share owners intended to be presented in the Company's proxy materials and presented at the 2005 annual meeting of share owners must be received in written form by the Company's Secretary at the Company's home office on or before November 29, 2004. Also, under our By-laws, nominees for director or other business proposals to be addressed at the meeting may be made by a share owner entitled to vote who has delivered a notice to the Company's Secretary no later than the close of business on March 5, 2005 and not earlier than close of business on February 4, 2005. The notice must contain the information required by the By-laws. Copies of our By-laws may be obtained from the Company's Secretary. Please direct your request to: Corporate Secretary, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202. These advance notice provisions are in addition to, and separate from, the requirements that a share owner must meet in order to have a proposal included in the proxy statement under SEC rules.

Appendix A

CHARTER OF
THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS OF
PROTECTIVE LIFE CORPORATION

I.       Purpose

 The Audit Committee (the "Committee") of the Board of Directors of Protective Life Corporation (the "Corporation") is responsible for overseeing the Corporation's financial reporting and control processes on behalf of the Board of Directors, which includes assisting Board oversight of (1) the integrity of the Corporation's financial statements, (2) the Corporation's compliance with legal and regulatory requirements, (3) the Independent Outside Auditor's qualifications and independence, and (4) the performance of the Corporation's internal audit function and Independent Outside Auditors.

 The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Corporation's annual proxy statement.

II.      Duties and Responsibilities

 The Committee shall pursue and carry out its assigned tasks by performing the specific duties and responsibilities outlined below.

A.      Controls

        The Committee shall discuss with management and the Corporation's internal and Independent Outside Auditors the Corporation's controls relating to:

    -
    safeguarding assets

    -
    disbursement of funds

    -
    preparation of financial statements

    -
    possible illegal matters

    -
    electronic data processing security

    -
    standards of business conduct

    -
    political contributions

    -
    conflict of interest

    -
    litigation and contingent liabilities

B.      Internal Audit

        With regard to the Corporation's internal audit functions, the Committee shall:

  1.
  Oversee the internal audit function. In so doing, the Committee shall meet privately at least once each year with the Independent Outside Auditor to discuss the sufficiency of the internal audit staffing and program. At the discretion of the Committee, the internal audit function may be performed by an outside auditor other than the Independent Outside Auditor under the supervision of management (which may include an internal audit steering committee).

  2.
  Review the proposed scope of the internal audit for each year or other period of time deemed appropriate by the Committee.

  3.
  Review the results of the internal audit in each year or other period of time deemed appropriate by the Committee.

  4.
  Review, outside the presence of management, management's cooperation with the internal audit staff in conducting its audits.

  5.
  Review coordination of the internal audit function with the work of the Independent Outside Auditor.

  6.
  Review all uncorrected deficiencies in the Corporation's internal procedures and controls reported to the Committee in writing by the internal auditor.

  7.
  Maintain procedures whereby the internal auditor may consult directly with the Committee as the internal auditor deems necessary.

C.      Independent Public Accounting Function

        With regard to the Corporation's independent auditing function performed by registered public accounting firms (also referred to as "Independent Outside Auditor"), the Committee shall:

  1.
  Directly appoint, retain, compensate, evaluate, and, if appropriate, terminate the Independent Outside Auditor. The Committee may, in its discretion, seek Share Owner ratification of its appointment of the Independent Outside Auditor.

  2.
  Serve as the corporate body to which the Independent Outside Auditor directly reports and be directly responsible for the oversight of the Independent Outside Auditors.

  3.
  Assess the independence of the Independent Outside Auditor including, but not limited to the following actions:

    -
    Obtain from the Independent Outside Auditor of a formal written statement setting forth all relationships between the Independent Outside Auditor and the Corporation, consistent with Independence Standards Board Standard (ISB) No. 1, "Independence Discussions with Audit Committees."

    -
    Review and discuss all non-audit functions performed by the Independent Outside Auditor, the fees earned thereon, and the potential effect of such on the independence of the Independent Outside Auditor; and

    -
    Review and discuss with the Independent Outside Auditor any disclosed relationships or services that may impact the objectivity and independence of the Independent Outside Auditor.

  4.
  Take appropriate action with respect to the independence of the Independent Outside Auditor. Report conclusions with respect to the independence of the Independent Outside Auditor to the Board.

  5.
  Have sole authority to approve all audit engagement fees and terms, as well as pre-approval of all non-audit services with the Independent Outside Auditors.

  6.
  Before the annual audit, review its scope.

  7.
  Discuss with management and the Independent Outside Auditor the annual audited financial statements, quarterly financial statements, any footnotes thereto, potential disclosure items (including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition

    and Results of Operations"), summary of uncorrected misstatements, and the Independent Outside Auditor's written opinion.

  8.
  Discuss with the Independent Outside Auditor the Independent Outside Auditor's judgments concerning the quality, not just the acceptability, of accounting principles applied by the Corporation in its financial reporting, including the Independent Outside Auditor's judgments concerning:

    -
    The clarity of the Corporation's financial disclosures,

    -
    The degree of aggressiveness or conservatism of the Corporation's accounting principles and underlying estimates, and

    -
    Other significant decisions made by management in preparing the financial disclosures reviewed by the Independent Outside Auditors.

  9.
  Review with the Independent Outside Auditor any material change in basic accounting principles or reporting standards which, if used in preparation of the Corporation's financial statements, would result in qualification of the opinion regarding consistency of the application of accounting principles.

  10.
  Review the Independent Outside Auditor's internal control recommendations (Management Letter) and management's response thereto.

  11.
  Review, outside the presence of management and the internal auditor, of the adequacy of cooperation by management and the internal auditor with the Independent Outside Auditor in:

    -
    Conducting the annual audit,

    -
    Any material disagreements between such accountants and management, and

    -
    Any audit problems or difficulties and management's response.

  12.
  Review, outside the presence of the Independent Outside Auditor, the competence and performance of the Independent Outside Auditor and its audit team assigned to the Corporation including lead partner performance and rotation. This review will be conducted at least annually. In carrying out this responsibility, the Committee will obtain and review a report by the Independent Outside Auditor describing the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

D.      Other

        The Committee shall:

  1.
  Discuss the Corporation's earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies (which may consist of a discussion of the types of information to be provided and types of presentation to be made) to the extent required by applicable law or listing standards.

  2.
  As appropriate, obtain advice and assistance from outside legal, accounting, or other advisors. The Committee is empowered to retain these advisors at Company expense without seeking Board approval.

  3.
  Discuss the Corporation's policies with respect to risk assessment and risk management.

  4.
  Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the Independent Outside Auditor.

  5.
  Set clear hiring policies for the Corporation's hiring of employees or former employees of the Independent Outside Auditor.

  6.
  Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

  7.
  Review with the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's Independent Outside Auditors, or the performance of the internal audit function, and make appropriate recommendations to the Board with respect thereto.

  8.
  Annually review the Committee's own performance and report conclusions to the Corporate Governance and Nominating Committee.

  9.
  Annually review the Audit Committee Charter (the "Charter") and assess its adequacy.

  10.
  Cause the proxy statement to contain a statement that the Committee is governed by a formal written charter and a statement which expresses the conclusion of the Committee concerning whether or not the Committee has satisfied its responsibilities under the Charter for the prior year.

  11.
  Make recommendations to the Board concerning matters relating to the Committee, including any required determinations of the Board relating to the financial expertise of members of the Committee.

  12.
  No less frequently than every three years, cause the Charter to be disclosed in either the annual report of the Corporation or its proxy statement; provided however, that upon any significant amendment of the Charter, the Committee shall cause the Charter so amended to be disclosed in either the next following annual statement or the next following proxy statement.

III.     Membership

 The Committee shall be composed of not less than three (3) directors. Each member of the Committee must be independent. Members of the Committee shall be considered independent if they meet the requirements of applicable law and listing standards.

 No member may receive from the Corporation any compensation other than director's fees which meet the requirements of applicable law and listing standards.

 Each member of the Committee must be financially literate. "Financial literacy" means the ability to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement, and cash flow statement. At least one Committee member must possess accounting or related financial management expertise.

 Each member may serve on no more than three audit committees of public companies.

 The Committee and its Chairman shall be appointed annually by the Board of Directors of the Corporation.

IV.     Subcommittees

 The Committee shall have the authority to create one or more subcommittees, consisting of one of more members of the Committee, and may delegate, in its discretion, all or a portion of its duties and responsibilities to such subcommittee (subject to applicable laws and listing standards). Any such subcommittee shall keep the Committee advised of its activities.

V.       Meetings

 In carrying out its duties and responsibilities, the Committee will meet at such times and with such persons, including representatives of the Independent Outside Auditor, the internal auditor and financial officers of the Corporation, as the Committee deems appropriate.

 Without limiting the discretion of the Committee to meet more or less frequently or at different times on such matters as circumstances warrant, it is anticipated that generally the Committee should meet in accordance with the schedule attached hereto as Exhibit A.

 The Committee shall report its findings on the foregoing items and all actions taken or recommended by the Committee at the Board of Directors meeting next following each Committee meeting.

 Meetings of the Committee may be called by the Chief Executive Officer, the Chairman of the Committee, or any two (2) members of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of any business by the Committee. The act of a majority of the directors serving at any meeting of the Committee at which a quorum is present shall be the act of the Committee. Any action of the Committee may be taken by written consent signed by all members of the Committee.

 In addition, the Chairman and members of the Committee may meet informally or by telephone or may confer with management, internal audit staff, representatives of the Independent Outside Auditor or other counsel or advisors as the Committee or its chairman deems appropriate, including, without limitation, meetings and conferences about interim financial reporting.

 -END-

EXHIBIT A
TO
PROTECTIVE LIFE CORPORATION
AUDIT COMMITTEE CHARTER

Duty / Requirement	Scheduled Completion Date	Completion Date
JANUARY
Discuss with Management and the Corporation's Internal and Independent Auditors, the Corporation's controls relating to:	January
• safeguarding assets
• disbursement of funds
• preparation of financial statements
• possible illegal matters
• electronic data processing security
(II.A. partial)
Discuss with Management and the Independent Outside Auditor	January
• the quarterly financial statements and
• footnotes to financial statements
(II.C.7.)
Discuss	January
• Earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies (which may consist of a discussion of the types of information to be provided and types of presentation to be made) to the extent required by applicable law or listing standards.
(II.D.1.)
Review the Audit Committee's own performance and report conclusion to the Corporate Governance and Nominating Committee.	January
(II.D.8.)
Review the Charter of the Audit Committee and assess its adequacy.	January
(II.D.9.)

MARCH
Discuss with management and the Independent Outside Auditor	March
• the annual audited financial statements, and
• footnotes to financial statements
• potential disclosure items (including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations.")
• summary of uncorrected misstatements, and
• the Independent Outside Auditor's written opinion
(II.C.7.)

Discuss with the Independent Outside Auditor their judgments concerning quality (not just the acceptability) of accounting principles applied by the Corporation in its financial reporting including the Independent Outside Auditor's judgments concerning:	March
• the clarity of the Corporation's financial disclosures
• the degree of aggressiveness or conservatism of the Corporation's accounting principles and underlying estimates, and
• other significant decisions made by management in preparing the financial disclosures reviewed by the Independent Outside Auditors.
(II.C.8.)

Review with the Independent Outside Auditor any material change in basic accounting principles or reporting standards which if used in preparation of the Corporation's financial statements would result in qualification of the opinion regarding consistency of the application of accounting principles	March
(II.C.9.)
Review and Discuss	March
• all audit fees paid or proposed to be paid to the Independent Outside Auditor, and
• all proposed engagements of the Independent Outside Auditor for non-audit services.
(II.C.5)

Review, outside the presence of the Independent Outside Auditor,	March
• The competence and performance of the Independent Outside Auditor and its audit team assigned to the Corporation including lead partner performance and rotation.
In carrying out this responsibility, the Audit Committee will obtain and review a report by the Independent Outside Auditor describing:
• the firm's internal quality-control procedures
• any material issues raised by
- the most recent internal quality-control review of the firm, or
- peer review of the firm, or
• any material issues raised by
- any inquiry or investigation by governmental or professional authorities
- within the preceding five years
- respecting one or more independent audits carried out by the firm, and
• any steps taken to deal with any such issues
(II.C.12.)
Review, outside the presence of management and the internal auditor	March
• the adequacy of cooperation by
- management and
- the internal auditor
• with the Independent Outside Auditor in
- conducting the annual audit and
- any material disagreements between such accountants and management and
- any audit problems or difficulties and management's response
(II.C.11)

• Reiterate that the Independent Outside Auditor reports directly to the Audit Committee and the Audit Committee is solely responsible for the appointment, retention, compensation, and, if appropriate, termination of the Independent Outside Auditor.	March
(II.C.1. and II.C.2.)

Evaluate and decide upon the appointment of the Independent Outside Auditor and, at the Committee's discretion, seek Share Owner ratification of appointment.	March
(II.C.1.)
Make recommendations to the Board concerning matters relating to the Committee, including any required determinations of the Board relating to the financial expertise of members of the Committee	March
(II.D.11.)
Proxy Statement	March
• The Audit Committee shall cause the proxy statement to contain a statement that the Committee is governed by a formal written charter and a statement which expresses the conclusion of the Committee concerning whether or not the Committee has satisfied its responsibilities under the Charter for the prior year.
• Prepare the report required by the SEC rules to be included in the annual proxy statement.
(II.D.10.)
JULY
Discuss with Management and the Independent Outside Auditor	July
• the quarterly financial statements and
• footnotes to financial statements
(II.C.7.)
Review the results of the internal audit	July
• in each year or
• other period of time deemed appropriate by the Committee
(II.B.3.)
Review all uncorrected deficiencies	July
• in the Corporation's internal procedures and controls
• reported to the Committee in writing by the internal auditor
(II.B.6.)
Review privately with the Independent Outside Auditor	July
• the sufficiency of the internal audit staffing and program
(II.B.1.)

Review privately with the internal auditors	July
• management's cooperation with the internal audit staff in conducting its audits
(II.B.4.)
Review	July
• the Independent Outside Auditor's internal control recommendations (Management Letter)
• Management's response thereto
(II.C.10.)
OCTOBER
Discuss with Management and the Independent Outside Auditor	October
• the quarterly financial statements and
• footnotes to financial statements
(II.C.7.)

Set and document, for recommendation to the Board, clear hiring policies, which shall meet the requirements of applicable law and listing standards, for employees or former employees of the Independent Outside Auditors	October
(II.D.5.)
Establish procedures for	October
• receipt
• retention
• and treatment
of complaints received by the Corporation regarding
• accounting
• internal accounting controls or
• auditing matters
(II.D.6.)
Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters	October
(II.D.6.)

Discuss with Management and the Corporation's internal and Independent Outside Auditors, the Corporation's controls relating to:	October
• standards of business conduct
• conflict of interest
• litigation and contingent liabilities
(II.A. partial)
Discuss policies with respect to	October
• risk assessment and
• risk management
(II.D.3.)
Review the proposed scope of the internal audit for each year or other period of time deemed appropriate by the Committee	October
(II.B.2.)
Assess the independence of the Independent Outside Auditor including, but not limited to, the following actions:	October
• Obtain from the Independent Outside Auditor a formal written statement,
• to be included as a part of the annual report (more specifically delineated in Audit Committee's Charter paragraph II.C.12.)
• setting forth all relationships between the Independent Outside Auditor and the Corporation, consistent with Independence Standards Board Standard (ISB) No. 1, "Independence Discussions with Audit Committees,"
Review and Discuss
• all Non-audit functions performed by the Independent Outside Auditor
• the fees earned thereon, and
• the potential effect of such on the independence of the Independent Outside Auditor
Review and Discuss with the Independent Outside Auditor any disclosed
• relationships
• or services
that may impact the objectivity and independence of the Independent Outside Auditor
(II.C.3.)

Take appropriate action with respect to the independence of the Independent Outside Auditor and report conclusions to the Board.	October
(II.C.4.)
Review coordination of the internal audit function with the work of the Independent Outside Auditor.	October
(II.B.5.)
Before the annual audit, review its scope	October
(II.C.6.)
AS NEEDED
Via Phone Conference - Review and discuss, 1 or 2 days prior to the earnings release, the expected earnings release.	As Needed
(II.D.1.)

In any meeting, as information is available to report by Management:
The Committee shall discuss with management, the internal and independent auditors, the Corporation's activities relating to political contributions.	As Needed
(II.A. partial)

To be documented by memorandum from Chairman of the Committee:
The Committee shall maintain procedures whereby the internal auditor may consult directly with the Committee as the internal auditor deems necessary.	As Needed
(II.B.7)

In any meeting where issues dictate:
As appropriate, obtain advice and assistance from outside legal, accounting, or other advisors. The audit committee is empowered to retain these advisors at company expense without seeking Board approval.	As Needed
(II.D.2)
Periodic Meetings	As Needed
Meet separately with Management
(II.D.4.)
Periodic Meetings	As Needed
Meet separately with Internal Auditors (and/or other personnel responsible for the internal audit function)
(II.D.4.)

Periodic Meetings Meet separately with the Independent Outside Auditors.	As Needed
(II.D.4.)
In any meeting where issues dictate:	As Needed
The Committee should review with the full Board and make appropriate recommendations with respect to any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's independent auditors, or the performance of the internal audit function.
(II.D.7.)

No less frequently than every three years
The Committee shall cause the Charter to be disclosed in either the annual report of the Corporation or its proxy statement; provided however, that upon any significant amendment of the Charter, the Committee shall cause the Charter so amended to be disclosed in either the next following annual statement or the next following proxy statement.	As Needed
(II.D.12.)

Assessment of Membership Requirements (May)

Requirements	Reviewed By The Board	In Compliance
Determine whether at least one member is an audit committee financial expert. (Having an audit committee financial expert is not a requirement.)	March
Not less than 3 directors	May
All members are Independent	May
Each member of the Committee must be financially literate	May
One Committee member must possess accounting or related financial management expertise	May
The Committee and its Chairman shall be appointed annually by the Board of Directors of the Corporation	May
Each Committee member serves on no more than 3 audit committees of public companies	May

PROTECTIVE LIFE CORPORATION ATTN: INVENTORY SUPPLY ROOM 2801 HIGHWAY 280 SOUTH BIRMINGHAM, AL 35223	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to Protective Life Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
PRTLF1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROTECTIVE LIFE CORPORATION
THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3
Vote On Directors
1.	To elect, as Directors of Protective Life Corporation, the nominees listed below.	For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
01) John J. McMahon, Jr. 02) James S. M. French 03) John D. Johns 04) Donald M. James 05) J. Gary Cooper	06) H. Corbin Day 07) W. Michael Warren, Jr. 08) Malcolm Portera 09) Thomas L. Hamby 10) Vanessa Leonard 11) William A. Terry	☐	☐	☐
Vote On Proposals					For	Against	Abstain
2.	Proposal to approve the Stock Plan for Non-Employee Directors.				☐	☐	☐
3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.				☐	☐	☐
4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned share owner(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.
For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROTECTIVE LIFE CORPORATION

Annual Meeting of Share Owners—May 3, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned share owner(s) of Protective Life Corporation, a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 26, 2004, and hereby appoint(s) JOHN D. JOHNS and DEBORAH J. LONG, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Share Owners of Protective Life Corporation, to be held May 3, 2004 at 10:00 A.M., Central Time, at Protective Life Corporation, 2801 Highway 280 South, Birmingham, AL 35223, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side and as further described in the Proxy Statement for such meeting.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

QuickLinks

NOTICE OF 2004 ANNUAL MEETING OF SHARE OWNERS
TABLE OF CONTENTS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
DIRECTORS' COMPENSATION
CORPORATE GOVERNANCE
BOARD COMPOSITION, QUALIFICATIONS AND NOMINATIONS
SECURITY OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
OTHER PLANS AND ARRANGEMENTS
COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE COMPARISON
PROPOSAL 2: APPROVAL OF THE STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
REPORT OF THE AUDIT COMMITTEE
FEES FOR PROFESSIONAL SERVICES OF THE COMPANY'S INDEPENDENT ACCOUNTANTS
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF THE COMPANY'S INDEPENDENT ACCOUNTANTS
HOUSEHOLDING
OTHER INFORMATION
Appendix A
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF PROTECTIVE LIFE CORPORATION
EXHIBIT A TO PROTECTIVE LIFE CORPORATION AUDIT COMMITTEE CHARTER
Assessment of Membership Requirements (May)